EXHIBIT 4.1


Standard & Poor's         Frank A. Ciccotto, Jr. 55 Water Street, 45th Floor
The McGraw Hill Companies Senior Vice President  New York, NY  10041
                          Securities Evaluations Tel. 212-438-4417
                                                 Fax 212-438-7748
                                                 frank_ciccotto_jr@sandp.com
                                                 ---------------------------


                               September 22, 2015


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.

          Re:      Invesco Unit Trusts, Municipal Series 1247
                   Investment Grade Municipal Trust, 7-13 Year Series 63
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Gentlemen:

   We have examined Registration Statement File No. 333-205281 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ FRANK A. CICCOTTO

                                                               Frank A. Ciccotto
                                         Senior Vice President & General Manager